Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds

U.S. Registered Funds (Name of Fund, Aladdin Ticker):
BlackRock Multi-Asset Income - High Yield Portfolio
(BR-INC-HY)
BlackRock High Yield Portfolio of BlackRock Series Fund,
Inc  (BVA-HI)
BlackRock Secured Credit Portfolio  (BR-MSB)
AST BlackRock Global Strategies Portfolio - US High
Yield  (PRU-AA-HY)
BlackRock High Yield V.I. Fund  (BVA-HY)
BlackRock Strategic Income Opportunities Portfolio  (BR-SIP)
BlackRock High Yield Portfolio  (MIST-HY)
BlackRock Funds II, High Yield Bond Portfolio  (BR-HIYLD)
BlackRock Funds, BlackRock Global Long/Short Credit Fund  (BR-GC)
BlackRock Credit Allocation Income Trust (Preferred
Sleeve)  (BTZ-PREF)


The Offering

Key Characteristics (Complete ALL Fields)

Date of Offering Commencement:
03-12-2013 Security Type:
BND/CORP

Issuer
Western Refining, Inc. (2021)

Selling Underwriter
Deutsche Bank Securities Inc.

Affiliated
Underwriter(s)
[x] PNC
[ ] Other:

List of
Underwriter(s)
Deutsche Bank Securities Inc., Merrill
Lynch, Pierce, Fenner & Smith
Incorporated, Credit Suisse Securities
(USA) LLC, Goldman, Sachs & Co., RBC
Capital Markets, LLC, Barclays Capital
Inc., Credit Agricole Securities (USA)
Inc., PNC Capital Markets LLC, RB
International Markets (USA) LLC, Regions
Securities LLC, SunTrust Robinson
Humphrey, Inc., US Bancorp Investments Inc.



Transaction Details

Date of Purchase
03-12-2013

Purchase
Price/Share
(per share / % of par)
$100.00

Total Commission, Spread or Profit
1.875

1.	Aggregate Principal Amount
Purchased (a+b)
$25,000,000

a.US Registered Funds
(Appendix attached with
individual Fund/Client purchase)
$9,204,000

b.Other BlackRock Clients
$15,796,000

2.	Aggregate Principal Amount of Offering
$350,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25
(unless securities are Government Securities)
0.07142

Legal Requirements

Offering Type (check ONE)

The securities fall into one of the following transaction types (see Definitions):
[ ] U.S. Registered Public Offering[Issuer must have 3 years of continuous operations]
[x] Eligible Rule 144A Offering[Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities[Issuer must have 3 years of continuous operations]
[ ] Eligible Foreign Offering[Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering

Timing and Price (check ONE or BOTH)

[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.



Completed by:
Dillip Behera                              Date: 03-15-2013
Global Syndicate Team Member




Approved by:
Steven DeLaura                            Date: 03-21-13
Global Syndicate Team Member